Exhibit 10.18

Christal Bemont

Via E-mail

January 7, 2020

Dear Christal,

On behalf of Talend, Inc. (the “Company”), I am pleased to offer you the position of Chief Executive Officer (“CEO”) on the terms and conditions set forth below to be effective as of your start date (the “Effective Date”), which is expected to be January 8, 2020.

1.         Duties and Responsibilities.  As CEO, you will be based in our Redwood City, CA offices, and will be employed with the Company on a full-time basis.  You will report to the board of directors (the “Board”) of Talend, S.A., the Company’s parent company (“Parent”) and will have such duties and responsibilities customarily associated with a chief executive officer position as assigned by the Board. In addition, on the Effective Date, you will be appointed to serve as a member of the Board, subject to any required shareholder approvals, and during the period in which you are serving as CEO, you will be nominated to continue such service on the Board.

2.         Base Salary. Your annualized base salary will be $500,000, payable in accordance with the Company’s normal payroll procedures, and less applicable tax withholdings.

3.         Annual Bonus.  You will be eligible to earn an annual cash performance bonus with a target of $500,000 (the “Target Bonus”), based upon achievement of the performance goals set by the Board and the Board’s assessment of achievement of those goals as well as the terms and conditions of the bonus plan to be approved by the Board. For 2020, you will be entitled to a minimum annual bonus equal to your Target Bonus, which will be payable, less applicable tax withholdings, in four quarterly installments ($125,000 per quarterly installment), and you will have the opportunity to earn amounts in excess of the Target Bonus based on the Board’s assessment of achievement of the 2020 performance goals established by the Board.  For 2021, your Target Bonus will be payable quarterly, less applicable tax withholdings, to the extent of the achievement of the performance goals established by the Board for 2021, with the achievement assessed by the Board.  Your receipt of any achieved amount of your Target Bonus (including each quarterly installment of your 2020 bonus and 2021 bonus) is subject to your continued employment with the Company through the applicable payment date, and such amount will not be earned if your employment with the Company terminates for any reason or no reason prior to the applicable payment date.  The achieved amount of your Target Bonus for any year will be payable no later than March 15th of the year following the year in which such amount is earned.

4.         Relocation Bonus.  You will receive a lump sum cash bonus of $75,000, less applicable tax withholding, to be paid no later than the second Company payroll date following the Effective Date (the “Relocation Bonus”),  for you and your family to relocate to the San Francisco Bay Area within six months of your Start Date.  If you cease to be employed as the Company’s CEO due to either your voluntary resignation (other than for Good Reason (as defined in the Severance Agreement)) or your termination by the Company for Cause (as defined in the

Talend Inc. 800 Bridge Parkway, Suite 200 Redwood City, CA, 94065, U.S.A.	www.talend .com

Severance Agreement), in either case, prior to the one-year anniversary of the Effective Date, you must immediately repay to the Company a portion of the Relocation Bonus within 30 days of your employment termination date, with such portion equal to the product (rounded to the nearest whole cent) of: (a) the gross amount of the Relocation Bonus multiplied by (b) a fraction (i) the numerator of which is equal to the difference between (x) 12 minus (y) the number of completed months you have served as the CEO as measured immediately prior to your termination date and (ii) the denominator of which is 12.

5.         Equity Awards.  Subject to the approval of the Board, you will be granted equity awards to acquire ordinary shares of Parent (each, an “Equity Award”) on the terms set forth below:

a.  Sign-On Award.  A sign-on grant of time-based restricted stock units (“RSUs”) with a value equal to $3,000,000 (the “Sign-On Award”), to be granted on or shortly following the Effective Date.  The Sign-On Award will vest as to 100% of the grant on the 2-year anniversary of the 15th day of the month occurring in or following the month of the grant date, subject to your continued employment with the Company through that date.

b.  2020 Award.  2020 annual grants of RSUs with a value equal to $3,500,000 and performance-based restricted stock units (“PRSUs”) with a value equal to $3,500,000 (each, a  “2020 Annual Award”), to be granted at the same time as 2020 annual awards are made to the Company’s other senior executives.  Each 2020 Annual Award will vest as to 40% of the grant on the 2-year anniversary of the 15th day of the month occurring in or following the month of the grant date and the remaining portion of the grant will vest in equal quarterly installments thereafter for an additional 8 quarters, subject to your continued employment with the Company, and, in the case of the 2020 Annual Award that is a grant of PRSUs only to the extent that the performance metrics for such grant that are established by the Board are achieved, as determined by the Board.

c.  New Hire Awards.  New hire grants of 66,613 RSUs and 66,613 PRSUs  (each, a  “New Hire Award”), to be granted on or shortly following Parent’s 2020 annual meeting of shareholders (which is expected to occur in June 2020).  Each New Hire Award will vest as to 55% of the grant on the 2-year anniversary of the 15th day of the month occurring in or following the month of the grant date and the remaining portion of the grant will vest in equal quarterly installments thereafter for additional 6 quarters,  subject to your continued employment with the Company, and, in the case of the New Hire Award that is a grant of PRSUs only to the extent that the performance metrics for such grant that are established by the Board are achieved, as determined by the Board.

The value of each of the Sign-On Award and 2020 Award will be converted into a number of units based upon the 10-day average closing price of an ordinary share of Parent calculated as of the day prior to the date such Equity Award is granted.  The Equity Awards shall be subject to the terms, definitions, and provisions of the 2019 Free Share Plan (or its successor) as approved by the Board and the applicable form of award agreement approved by the Board for grants under the plan (collectively, the “Equity Documents”).

Talend Inc. 800 Bridge Parkway, Suite 200 Redwood City, CA, 94065, U.S.A.	www.talend .com

6.         Employee Benefits.  You will also be eligible to receive certain employee benefits including health, dental and vision insurance, generally applicable to the Company’s senior employees, and subject to the applicable benefit plans.  The Board may modify your compensation or benefits as it deems necessary.

7.         Severance. You will be eligible to enter into a Change of Control and Severance Agreement in substantially the form attached as Exhibit 10.36 to the Company’s Form F-1 Registration Statement filed with the Securities and Exchange Commission on July 11, 2016 (the “Severance Agreement”). The Severance Agreement will specify the severance payments and benefits you would be entitled to in connection with certain terminations of employment, with such payments and benefits summarized on Exhibit A.

8.         At-Will Employment.  Your employment with the Company is for no specified period and constitutes at-will employment.

9.         Conditions to Employment.  Your employment is conditioned on you providing the Company documentary evidence of your identity and eligibility for employment in the United States within 3 business days of the Effective Date.  We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.  Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Parent and the Company are now involved or become involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.  Similarly, you agree not to bring any third-party confidential information to Parent or the Company, including that of your former employer, and that in performing your duties for Parent or the Company you will not in any way utilize any such information.

10.       Other Documents.  As a condition of your employment with the Company, you will be required to sign, or otherwise agree to, and/or acknowledge receipt of the Talend employee handbook, the Company’s standard Confidential Information and Invention Assignment Agreement, and Talend’s Code of Ethics.

This letter, together with your Confidential Information and Invention Assignment Agreement, Code of Ethics, the Equity Documents, and the Severance Agreement, forms the complete and exclusive statement of your employment terms and conditions with the Company on the subjects covered herein.  The employment terms and conditions in this letter supersede and replace any prior written or oral communications to you concerning the terms and conditions of your Company employment. This letter will be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof. Any disputes dispute arising from this letter shall be decided only in a state or federal court sitting in Santa Clara County, California, which the parties expressly agree shall be the exclusive venue for any such action. Any modifications or amendments to this letter require the written consent of the parties to this letter.

Talend Inc. 800 Bridge Parkway, Suite 200 Redwood City, CA, 94065, U.S.A.	www.talend .com

Christal, we are thrilled to have you join the team and look forward to working, growing and succeeding together.  This offer of employment will terminate if it is not accepted, signed and returned by January 8, 2020.

Sincerely,

/s/ S. Steven Singh
S. Steven Singh
Chairman

Agreed to and accepted:

Signature:	/s/ Christal Bemont

Printed Name:	Christal Bemont

Date:	January 8, 2020

Talend Inc. 800 Bridge Parkway, Suite 200 Redwood City, CA, 94065, U.S.A.	www.talend .com

Exhibit A

Severance and Change of Control Benefits

The following is a summary of the payments and benefits that will be set forth in the Severance Agreement and will be subject to the terms and conditions therein.

•	COC Qualified Termination (Section 3(a) of the Severance Agreement)

o    A lump sum payment equal to 150% of annual base salary.

o    A lump sum payment equal to pro-rated target bonus for the year of termination (reduced by bonus amounts previously payable for the year).

o    Reimbursement of COBRA premiums for up to 18 months following termination, or taxable monthly payment in lieu thereof for a period of 18 months.

o    100%  acceleration of vesting of any then-unvested shares subject to then-outstanding equity awards and, for any outstanding equity awards with performance-based vesting requirements, the performance metrics will be deemed achieved at the greater of actual performance or 100% of target levels.

•	Non-COC Qualified Termination (Section 3(b) of the Severance Agreement)

o    A lump sum payment equal to 100% of annual base salary.

o    A lump sum payment equal to pro-rated target bonus for the year of termination (reduced by bonus amounts previously payable for the year).

o    Reimbursement of COBRA premiums for up to 12 months following termination, or taxable monthly payment in lieu thereof for a period of 12 months.

o    50%  acceleration of vesting of any then-unvested shares subject to then-outstanding time-based equity awards.

Talend Inc. 800 Bridge Parkway, Suite 200 Redwood City, CA, 94065, U.S.A.	www.talend .com